UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Lifeline Systems, Inc.

(Name of Registrant as Specified in its Charter)

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THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 8.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY LIFELINE SYSTEMS, INC. ON MARCH 10, 2006:

On March 10, 2006, Lifeline Systems, Inc. (the “Company”) issued a press release announcing that it had reached an agreement in principle to settle the purported shareholder class action filed in the Middlesex Superior Court, Commonwealth of Massachusetts and subsequently transferred to the Suffolk Superior Court, Commonwealth of Massachusetts (Freeport Partners LLC, et al. v Lifeline Systems, Inc. et al., Suffolk Superior Court Case No. SUCV2006-00967-BLS2) brought in connection with the Company’s proposed acquisition (the “Merger”) by Koninklijke Philips Electronics N.V., (“Philips”), pursuant to an agreement and plan of merger entered into by the Company, Philips and DAP Merger Sub, Inc., on January 18, 2006 (the “Merger Agreement”). The settlement is subject to court approval. A copy of this press release is attached hereto as Exhibit 99.1.

Pursuant to the agreement in principle, the Company agreed to make certain additional disclosures in this Current Report on Form 8-K beyond that information provided in its Proxy Statement, dated February 22, 2006, which was first mailed to shareholders on or about February 24, 2006 (the “Proxy Statement”).

In addition to the information disclosed on pages 16 through 21 of the Proxy Statement, the Company notes that Signal Hill Capital used the closing price of the Company’s stock on January 18, 2006 in rendering its written opinion as to whether the merger consideration was fair from a financial point of view to the Company’s shareholders because the merger agreement was ratified on that date by the Board following the resolution of all remaining issues. For purposes of the analyses supporting the presentation made to the Board at its morning meeting on January 17, 2006, Signal Hill utilized the closing price of the Company’s common stock on January 13, 2006, and for purposes of rendering its oral fairness opinion at the evening Board meeting on January 17, 2006, Signal Hill utilized the closing price of the Company’s common stock on January 17, 2006. The closing price of the Company’s common stock on January 18, 2006 was $39.49, compared to $39.14 on January 17, 2006 (the date that the Board voted to authorize the merger) and $38.18 on January 13, 2006 (the last trading day prior to the January 17, 2006 morning meeting of the Board).

In addition to the information disclosed on page 19 of the Proxy Statement, the Company notes that, in performing its Selected Historical Transactions analysis, Signal Hill Capital chose the transactions referenced on Page 19 of the Proxy Statement because such transactions involved companies operating in the healthcare or monitoring related industries, and although no transaction was directly comparable, such transactions are, in Signal Hill’s opinion, appropriate for comparison purposes to the merger.

In addition to the information disclosed on page 13 of the Proxy Statement, the Company notes that Signal Hill had not provided services to either the Company or Philips prior to being engaged by the Company in connection with the potential transaction with Philips. Signal Hill had previously provided services to companies for which Joseph Kasputys, one of the Company’s directors, is Chief Executive Officer. No agreement exists for Philips or the Company to retain Signal Hill for future services.

In addition to the information disclosed on page 13 of the Proxy Statement, the Company notes that on January 16, 2006, Mr. Feinstein had discussions with Messrs. MijNans and Lurvink concerning retention strategies for key members of the management committee, during which Mr. Feinstein stated that it would not be acceptable to the Company for Philips to condition the merger on signing contracts with these executives prior to the execution of the merger agreement.

In addition to the information disclosed on page 14 of the Proxy Statement, the Company notes that Philips was seeking a termination fee equal to three percent of the aggregate transaction value plus reimbursement for up to $3,000,000 in expenses. The Company rejected that proposal and Philips agreed to a termination fee equal to $21,000,000, representing 3.05 percent of the enterprise value of the Company, without reimbursement of expenses.

In addition to the information disclosed in the Proxy Statement, the Company notes that it did not receive acquisition proposals in 2005 other than the proposal from Philips relating to the Merger.

In addition to the information disclosed on page 12 of the Proxy Statement, the Company notes that in selecting the members of the acquisitions committee the Board considered such factors as experience in evaluating comparable transactions, financial and business background, geographic location and availability to serve. Although the Board believed that each of its members would have been well suited to serve on the acquisitions committee, it appointed Messrs. Feinstein, Kasputys and Shapiro to fill that committee because it believed that the combination of experience of such directors would suit the Company well in negotiating and evaluating a potential offer from Philips.

In addition to the information disclosed on pages 21 and 40 of the Proxy Statement, set forth below is a listing of the value of each unvested stock option, unvested SAR and restricted stock award subject to a repurchase right on the part of the Company for each director and executive officer of the Company:

	Restricted Common Stock Subject to Repurchase Held as of February 15, 2006		Unvested Options/SARs Held as of February 15, 2006		Total Unvested
Name	Shares	Consideration	Shares	Consideration	Consideration
L. Dennis Shapiro	—	—	13,333	$173,192.60	$173,192.60
Ronald Feinstein	132,000	$6,303,000	83,437	$2,735,473.73	$9,038,473.73
Joseph E. Kasputys	—	—	13,333	$173,192.60	$173,192.60
Richard M. Reich	—	—	14,999	$354,126.54	$354,126.54
Gordon C. Vineyard, M.D.	—	—	13,333	$173,192.60	$173,192.60
Everett N. Baldwin	—	—	13,333	$173,192.60	$173,192.60
Edward M. Bolesky	—	—	14,999	$354,126.54	$354,126.54
Ellen Berezin	—	—	14,999	$354,126.54	$354,126.54
Donald G. Strange	—	—	14,999	$354,126.54	$354,126.54
Carolyn C. Roberts	—	—	13,333	$173,192.60	$173,192.60
Leonard E. Wechsler	—	—	14,999	$354,126.54	$354,126.54
Mark G. Beucler	—	—	21,666	$590,688.36	$590,688.36
S. Ward Casscells, III, M.D.	—	—	13,333	$173,192.60	$173,192.60
Ellen Feingold	—	—	13,333	$173,192.60	$173,192.60

In addition to the information disclosed in the Proxy Statement, the Company notes that, prior to closing, Mr. Feinstein shall have the right to purchase up to an additional 500 shares of the Company’s common stock pursuant to the Company’s 2005 Employee Stock Purchase Plan at a per share price expected to be 95% of the per share price of the Company’s common stock on a date prior to the consummation of the merger to be determined by the Company’s board of directors.

Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email:	mbeucler@lifelinesys.com

Lifeline Systems, Inc. Announces Agreement in Principle Regarding Settlement of Class Action Lawsuit

FRAMINGHAM, Mass. – March 10, 2006 – Lifeline Systems, Inc. (NASDAQ: LIFE) today announced that it has reached an agreement in principle to settle the purported shareholder class action brought in connection with the Company’s proposed acquisition by Koninklijke Philips Electronics N.V. (NYSE: PHG, AEX: PHI) pursuant to a merger agreement entered into by the Company, Philips and DAP Merger Sub, Inc., dated as of January 18, 2006. Pursuant to the settlement, which is still subject to court approval, the Company agreed to make certain additional disclosures and today filed a Current Report on Form 8-K providing certain information beyond that provided in its Proxy Statement, dated February 22, 2006, which was first mailed to shareholders on or about February 24, 2006. Upon receiving final court approval, the litigation will be dismissed and all claims against all defendants will be resolved.

The special meeting of shareholders of the Company will be held as scheduled at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, March 21, 2006 beginning at 11:00 a.m. local time.

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. The Company expects to report that, as of December 31, 2005, it supported approximately 470,000 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the Company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The Company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor for Forward-Looking Statements

This release contains certain forward-looking statements with respect to Lifeline Systems and the purported shareholder class action lawsuit and other statements about Lifeline management’s future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Lifeline shareholders could vote not to approve the transaction; the court could decide not to approve the proposed settlement; and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.